UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 12, 2007

MAGUIRE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-31717 (Commission File Number)	04-3692625 (IRS Employer Identification Number)

1733 Ocean Avenue, Suite 400 Santa Monica, California (Address of principal executive offices)	90401 (Zip Code)

(Registrant’s telephone number, including area code)
310-857-1100

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On September 12, 2007, Maguire Properties-355 S. Grand, LLC (“MP-355”), a wholly owned subsidiary of Maguire Properties, L.P., the operating partnership of which the registrant is the sole general partner and holds an approximate 86% interest, completed a new $400.0 million, five-year variable rate interest-only refinancing with Eurohypo AG, New York Branch (“Eurohypo”) for its property located at 355 South Grand Avenue, Los Angeles, California, known as “KPMG Tower.”

The amount and effective interest rate were revised from the $450.0 million loan amount contained in our letter of intent with Eurohypo and the all inclusive 6.81% interest rate due to changes in market conditions from the date of the letter of intent to the date we executed the Loan Agreement (as defined below).

The mortgage loan bears interest at a variable rate of LIBOR plus 1.50%.  In anticipation of this loan, in June 2007 we entered into a forward-starting interest rate swap agreement to hedge this loan, which effectively fixes the LIBOR rate at 5.564% for an all inclusive rate of 7.06%.  This loan matures on October 9, 2012 and is evidenced by a loan agreement, dated as of September 12, 2007, by and between MP-355 and Eurohypo (the “Loan Agreement”), and other customary loan documents.

The Loan Agreement requires the payment of interest only during the term of the loan.  On and after six months from the closing date (as defined in the Loan Agreement), we may prepay this loan in whole or in part at our option after giving Eurohypo notice of at least ten business days.

Our net proceeds from the KPMG Tower refinancing, after repayment of the existing $210.0 million mortgage loan and payment of closing costs and loan reserves, were approximately $130 million.  We used approximately $110 million of these proceeds to fully repay our $400.0 million term loan incurred in connection with the April 2007 acquisition of the Southern California Equity Office Properties portfolio, with the remainder expected to be used for general corporate purposes.

This description is qualified in its entirety by reference to the full text of the Loan Agreement, which will be filed by the Company.

Item 1.02	Termination of a Material Definitive Agreement.

On September 12, 2007, we fully repaid our $210.0 million secured mortgage loan with Metropolitan Life Insurance Company, dated November 1, 2004, upon the refinancing of KPMG Tower described above.  This loan bore interest at a fixed rate of 5.14% and had a maturity date of November 1, 2011.

On September 14, 2007, we fully repaid the remaining $110 million balance on our $400.0 million term loan, which was originated with Credit Suisse, Cayman Islands Branch, Lehman Brothers Inc. and Merrill Lynch, Pierce Fenner & Smith Incorporated and dated April 24, 2007.  This loan bore interest at a variable rate of LIBOR plus 200 basis points, or the base rate, as defined in the agreement, plus 100 basis points and had a maturity date of April 24, 2012.

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

The information in this Item 7.01 of this Current Report on Form 8-K, including the exhibit attached hereto, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose.  Such information shall not be deemed incorporated by reference into any filing, regardless of any general incorporation language in such filing.

On September 12, 2007, we issued a press release announcing the completion of a new $400.0 million, five-year variable rate interest-only refinancing for KPMG Tower, a copy of which is furnished as Exhibit 99.1 herewith.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(a)           Financial statements of businesses acquired: None

(b)           Pro forma financial information: None

(c)           Shell company transactions: None

(d)           Exhibits:

The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit No.	Description

99.1*	Press release dated September 12, 2007 regarding the refinancing of KPMG Tower

*           Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGUIRE PROPERTIES, INC.
Registrant

/s/	MARTIN A. GRIFFITHS
Martin A. Griffiths
Executive Vice President and
Chief Financial Officer
(Principal financial officer)

Dated:                 September 18, 2007